NEWS RELEASE

                                                                        CONTACT:
                                                       Robert L. Montgomery, Jr.
                            Executive Vice President and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5405



          COLUMBUS MCKINNON CONTINUES FACILITY RATIONALIZATION PROGRAM
             WITH CLOSURE OF ITS LISTER BOLT & CHAIN DIVISION PLANT
================================================================================


Amherst, New York, August 16, 2001 - Columbus McKinnon Corporation ("CM") (Nasdaq: CMCO), announced plans today to close its Lister Bolt & Chain Division manufacturing facility in Richmond, BC, Canada late this fiscal year following the transfer of chain and forging operations to other CM facilities. The estimated annual recurring pretax cost saving expected to result from this closure is $1.2 million with one-time implementation costs of $1.3 million, of which $0.6 million will be recorded this quarter as a restructuring charge. Additionally, CM expects to realize a pretax gain in excess of $1.0 million on the sale of property and remaining assets.

"The Lister Richmond plant closing is another major step in CM's Facility Rationalization Program," said Timothy T. Tevens, President and Chief Executive Officer. "The benefits of closing the Lister Richmond plant are significant and in the best interests of the Company and its shareholders." Tevens added, "the closure process will begin in October 2001, and we expect to vacate the facility by the end of this fiscal year following an orderly transfer of chain and forging manufacturing into other CM facilities. We will work with our affected associates to assist them with positions in other CM locations and, those who do not relocate, will receive severance and outplacement help. Lister, a world-wide leader in the production of heavy-duty specialty chain and forging products, will continue to be marketed in North America and around the world." Lister Chain & Forge Division, located in nearby Blaine, WA, which recently was awarded a $7.9 million contract for buoy chain from the U.S. Coast Guard, will receive some of the transferred product and will continue to operate from that location.

In addition, CM announced the consolidation of hoist manufacturing operations from its Columbus McKinnon Limited plant in Cobourg, Ontario, Canada to its Damascus, VA hoist plant. The estimated annual pretax cost saving expected from this consolidation is $0.5 million with limited implementation costs. Chain manufacturing operations in Cobourg will continue.


                                     -more-

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As  previously   announced,   CM  continues  to  review  its  current   facility
configuration to be sure it has the most efficient and effective organization to meet the changing requirements of its markets. On June 4, 2001, CM announced the closure of its Yale Hoist manufacturing facility located in Forrest City, Arkansas, which will occur later this fiscal year following the rationalization and transfer of hoist products to other CM facilities. The estimated annual pretax cost saving expected to result from the Yale closure is $7.25 million.

In addition to the rationalization process, CM is now well underway with the implementation of lean manufacturing methods at a number of its facilities, as announced earlier this fiscal year. "We are pleased with our lean manufacturing implementation progress to-date," said Tevens, "and we are realizing measurable benefits in improving productivity, reducing inventory, and freeing-up manufacturing space, while simultaneously improving our high levels of customer service. We expect the financial benefits of our lean initiative to become more visible later this fiscal year and during fiscal 2003 as it gains momentum."

"These strategic initiatives, with others already in process, will improve CM's competitive position and customer service, and they will provide increased cash flow for debt reduction purposes," Tevens concluded.


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Columbus  McKinnon  Corporation  is  a  broad-line  designer,  manufacturer  and supplier of sophisticated material handling products and integrated material handling systems that are widely distributed to industrial and consumer markets worldwide. Those items that reflect the highest sales of Columbus McKinnon's Products segment are hoists, cranes, welded steel chain and attachments, and industrial components. Integrated material handling solutions are systems that are designed to meet specific applications of end users to increase productivity through material handling. Comprehensive information on Columbus McKinnon is available on its Web site at HTTP://WWW.CMWORKS.COM.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.